UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 25, 2017

Fabrinet

(Exact name of registrant as specified in its charter)

Cayman Islands	001-34775	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Intertrust Corporate Services (Cayman) Limited

190 Elgin Avenue

George Town

Grand Cayman

KY1-9005

Cayman Islands

(Address of principal executive offices, including zip code)

+66 2-524-9600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 25, 2017, Fabrinet (the “Company”) announced that Seamus Grady has been appointed Chief Executive Officer of the Company. In connection with Mr. Grady’s appointment, the Company’s board of directors (the “Board”) also expanded the size of the Board from five (5) to six (6) members and appointed Mr. Grady to serve as a Class III director. To assist with Mr. Grady’s transition, the Board also appointed David T. Mitchell as Executive Chairman of the Board, having served as Chief Executive Officer and a director since the Company’s inception. The appointments were effective September 22, 2017. A copy of the press release related to this announcement is attached hereto as Exhibit 99.1.

Mr. Grady, age 50, most recently served as Executive Vice President and Chief Operating Officer, Mechanical Systems Division, at Sanmina Corporation, an electronics manufacturing services company, from October 2012 to May 2017. Prior to that, Mr. Grady held various operations roles at Sanmina beginning in 2000, including as Senior Vice President Medical Division from June 2011 to October 2012, and Senior Vice President Global Medical Operations from March 2009 to June 2011. From 1999 to 2000, Mr. Grady served as Director of Materials and Supply Chain Management at Lucent Technologies Inc. (formerly Ascend Communications). From 1989 to 1999, Mr. Grady served in a variety of operations roles at Manufacturers Services Limited, an electronic manufacturing and supply chain services company. Mr. Grady holds a B. Tech in Manufacturing Technology from the National University of Ireland, Galway (NUIG).

There are no arrangements or understandings between Mr. Grady and any other persons pursuant to which he was appointed Chief Executive Officer and elected as a member of the Board. There are also no family relationships between Mr. Grady and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Company has entered into an offer letter (the “Offer Letter”) with Mr. Grady, pursuant to which it agreed to provide Mr. Grady with the following compensation in connection with his service as Chief Executive Officer: (i) an annual base salary of $700,000; (ii) an annual cash bonus opportunity of 120% of base salary, pro-rated with respect to the Company’s current fiscal year, which will be earned based on the Compensation Committee’s evaluation of performance objectives established for the applicable year; (iii) a grant of time-based restricted share units with an aggregate value of $1,500,000, which will vest in equal annual installments over four years; and (iv) grants of performance-based restricted share units with an aggregate value of $3,000,000, which will vest, if at all, on the date the Compensation Committee certifies achievement of cumulative performance criteria for the Company’s fiscal 2018 and fiscal 2019 years.

In the event Mr. Grady’s employment is terminated either by the Company without “good cause” or by Mr. Grady for “good reason,” Mr. Grady will be eligible to receive a lump sum payment equal to the sum of (i) twelve (12) months of his then present base salary, (ii) any earned but unpaid bonus as of the date of termination of employment, and (iii) two times his cost of COBRA coverage for twelve months. To the extent Mr. Grady is receiving tax equalization benefits under the Company’s expatriate policy on the date of termination, he also will be eligible to receive continued tax equalization benefits for the calendar year in which the termination date occurs, and the calendar year immediately following the calendar year in which the termination date occurs.

“Good cause” means Mr. Grady’s (i) commission of a felony or any crime involving moral turpitude, (ii) willful breach of his duties to the Company, including, but not limited to, theft from the Company and failure to fully disclose personal pecuniary interest in a transaction involving the Company, or (iii) engaging in willful misconduct, willful or gross neglect, fraud, misappropriation, or embezzlement.

“Good reason” means (i) a material diminution in Mr. Grady’s authority, duties, or responsibilities (including following any change in control) or (ii) a material breach by the Company of the Offer letter. However, before terminating his employment for good reason, Mr. Grady must provide (i) written notice to the Board setting forth the condition that could constitute a “good reason” event within sixty (60) days following the initial existence of such condition and (ii) an opportunity for the Company to remedy the condition within 30 days after receipt of such notice.

The foregoing description of the Offer Letter is a summary and is qualified in its entirety by the terms of the Offer Letter, a copy of which is attached hereto as Exhibit 10.1.

Item  9.01 – Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Offer letter, dated September 20, 2017, by and between Seamus Grady and Fabrinet

99.1	Press release dated September 25, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FABRINET

By:	/s/ Toh-Seng Ng
Toh-Seng Ng
Executive Vice President, Chief Financial Officer

Date: September 25, 2017